EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-205465, 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146 and 333-190930) pertaining to the 1992 Incentive Plan, 1995 Management Stock Option Plan, 1997 Employee Stock Purchase Plan (as amended), 1999 Equity Incentive Plan, 2003 Equity Incentive Plan, 2004 Equity Incentive Plan and 2009 Equity Incentive Plan of our report dated March 17, 2014, except for Note 7 and 12, as to which the date is March 30, 2015, with respect to the consolidated financial statements and schedule of Omnicell, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
San Jose, California
February 26, 2016